Exhibit 99.1

December 30, 2004

Re: Potential Portfolio Property Sale and Temporary Suspension of Share Redemption Program

Dear Shareholder:

I am writing to let you know about an important development for Wells Real Estate Investment Trust, Inc. (Wells REIT). As always, we want to keep you informed of events that may affect your Wells REIT investment and your long-term planning.

The Board of Directors of the Wells REIT is pleased to inform you that the Wells REIT is negotiating a potential sale of a significant number of properties -- approximately 20% of the real estate portfolio. The potential sale prices under discussion are significantly greater than the amount originally paid for these properties, and therefore would generate substantial cash proceeds to the Wells REIT.

While we are still only in the negotiation process and cannot assure you that the sale will be consummated, we felt that it was important to notify you of these events as they develop. We expect negotiations to be finalized by March 2005, at which time we anticipate to be able to tell you the terms, sales price, and the specific properties involved in this potential transaction. I realize that you probably have questions and would like more information; unfortunately, we are unable to provide any more details at this time due to the highly sensitive nature of the transaction.

The Board of Directors believes that it is in the best interests of the shareholders to allow adequate time to evaluate information concerning this potential property sale in connection with any decision to participate in the share redemption program (SRP). In light of this, the Board believes that the SRP should be temporarily suspended until the details of the potential sale can be settled. For those investors who have requested to have their shares redeemed due to death, hardship, or other financial reasons, the Board felt that adhering to the current SRP timetable for redemptions beginning in January 2005 would not provide adequate time for you to make a fully informed decision about all of your potential options. The temporary SRP suspension will last until the end of March 2005, at which time any pending redemption requests may be considered.

We will be sending you more information about the potential sale as material events develop. As always, if you have questions or concerns, please feel free to contact the Wells Client Services Department at 800-557-4830 or via e-mail at clientservices@wellsref.com.

Thank you for your support of Wells Real Estate Funds.

Sincerely,

Leo F. Wells, III

President

cc: Financial Representative

This correspondence may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussion and analysis of the quality, nature and cost of future actions, the amount and timing of the sale of real estate assets, and certain other matters. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," or other similar words. Readers of this correspondence should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this correspondence, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, the potential need to fund capital expenditures out of operating cash flow, and lack of availability of financing or capital proceeds. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.